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                                                           OMB APPROVAL
                                                    ---------------------------
------                                                 OMB Number: 3235-0362
FORM 5                                               Expires:  April 30, 1997
------                                               Estimated average burden
                                                    hours per response .... 1.0
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Swamp Hall Properties, L.P.                   Arvida/JMB Partners, L.P. XXAAU               Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
  1650 Prudential Drive, Suite 300                Person (Voluntary)          12/1999           ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                         51-0385980              5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)             Form filed by one
                                                                                                 ---- Reporting Person
                                                                                                  X   Form filed by more than one
                                                                                                 ---- Reporting Person
  Jacksonville,      FL              32207
-------------------------------------------    -------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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   Units of limited partnership interest        J       106,200.4399 D        N/A        106,200.4399            I          * * *
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 2270 (3/91)


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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   N/A
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (l)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses: * * * See Attached

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Swamp Hall Properties, L.P.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (3/91)
                                                                                             By: John F. Porter, III
                                                                                          Title: President, The Rockland Company
                                                                                                 Managing General Partner of
                                                                                                 Swamp Hall
                                                                                                 (Duly Authorized Representative)

    *** Attachment to Form 5 filed by Swamp Hall Properties, L.P. Reporting Beneficial Ownership of units of limited partnership of Arvida/JMB Partners,
                                      L.P.




Dated February 9, 2000

Explanation of Response: Pursuant to Instruction 4(b)(v), Swamp Hall Properties, L.P. (the "Swamp Hall") is the Reporting Person. The Alfred I. DuPont Testamentary Trust (the "Trust") is the sole limited partner of Swamp Hall and owns all of the outstanding stock in the corporate general partner of Swamp Hall. The St. Joe Company (the "Parent") and St. Joe Capital II, Inc. (the "Purchaser") purchased units of limited partnership interest of Arvida /JMB Partners, L.P. (the "Issuer"). The Trustees of the Trust also constitute all of the directors of the Nemours Foundation (the "Foundation"), which also directly and beneficially owns shares of common stock of the Parent and units of the Issuer. The beneficial ownership of the common stock of the Parent by Swamp Hall, the Rockland Company, the Trust, the Trustees and the Foundation was reported on respective Forms 4 previously filed with the Commission on March 10, 1998 and January 28, 1999.

            The Parent and the Purchaser, jointly owned the 106,200.4339 units of the Issuer that were reported as being beneficially owned by Swamp Hall. Swamp Hall was the beneficial owner of such units of the Issuer by virtue of the fact that Swamp Hall directly owned 49,643,292 shares, representing 58.15%(1) of the outstanding common stock of the Parent.

            As of September 30, 1999, however, Swamp Hall, as part of a liquidating distribution, distributed to the Trust the 49,643,292 shares of the Parent's common stock. As a result of this transaction the Trust directly and beneficially owns the 49,643,492 shares of the Parent's common stock. The Parent and the Purchaser own the 106,200.4399 units of the Issuer, representing 26.3% of the outstanding units. The Trustees, by virtue of their status as Trustees of the Trust and as directors of the Foundation have the power to vote or direct the vote and the power to dispose or direct the disposition of the units of the Issuer owned by the Parent and the Purchaser. Therefor, each of the Trust and the Trustees beneficially owns the 106,200.4399 units.

(1) This percentage is based on the total shares issued and outstanding of the Parent on January 31, 2000, as reported in a press release by the Parent dated February 9, 2000.
                                     ******
                         NAMES/ADDRESSES OF GROUP FILERS


Swamp Hall Properties, L.P.                                                    John F. Porter
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Winfred L. Thornton                                                            Herbert H. Peyton
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Jacob C. Belin                                                                 Alfred I. duPont Testamentary Trust
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

William T. Thompson III                                                        The Nemours Foundation
1650 Prudential Drive, Suite 300                                               1650 Prudential Drive, Suite 300
Jacksonville, FL 32207                                                         Jacksonville, FL 32207

Hugh M. Durden
1650 Prudential Drive, Suite 300
Jacksonville, FL 32207





FORM 5                                                               PAGE 3 OF 6
SWAMP HALL PROPERTIES, L.P.

                          SIGNATURES

                                 Swamp Hall Properties, L.P.


                                 By: /s/ John F. Porter, III
                                    --------------------------------------------
                                 John F. Porter, III, President
                                 The Rockland Company,
                                 managing general partner of
                                 Swamp Hall Properties, L.P.
                                 (Duly Authorized Representative)

                                                     2/11/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/11/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)

                                                     2/14/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ William T. Thompson
                                 -----------------------------------------------
                                                    (Signature)


                                                William T. Thompson
                                 -----------------------------------------------
                                                      (Name)





FORM 5                                                               PAGE 4 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/14/00
                                 -----------------------------------------------
                                                      (Date)

                                                /s/ Hugh M. Durden
                                 -----------------------------------------------
                                                    (Signature)


                                                  Hugh M. Durden
                                 -----------------------------------------------
                                                      (Name)

                                                     2/11/00
                                 -----------------------------------------------
                                                      (Date)

                                             /s/ John F. Porter III
                                 -----------------------------------------------
                                                    (Signature)


                                               John F. Porter III
                                 -----------------------------------------------
                                                      (Name)

                                                     2/14/00
                                 -----------------------------------------------
                                                      (Date)

                                              /s/ Herbert H. Peyton
                                 -----------------------------------------------
                                                    (Signature)


                                                 Herbert H. Peyton
                                 -----------------------------------------------
                                                      (Name)

                                                     2/11/00
                                 -----------------------------------------------
                                                      (Date)


                                        Alfred I. DuPont Testamentary Trust
                                 -----------------------------------------------
                                                  (Name of Trust)

                                                /s/ W. L. Thornton
                                 -----------------------------------------------
                                                    (Signature)


                                                Winfred L. Thornton
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 5                                                               PAGE 5 OF 6
SWAMP HALL PROPERTIES, L.P.

                                                     2/11/00
                                 -----------------------------------------------
                                                      (Date)


                                              The Nemours Foundation
                                 -----------------------------------------------
                                               (Name of Foundation)

                                                /s/ Jacob C. Belin
                                 -----------------------------------------------
                                                    (Signature)


                                                  Jacob C. Belin
                                 -----------------------------------------------
                                                      (Name)


                                                     Chairman
                                 -----------------------------------------------
                                                      (Title)


FORM 5                                                               PAGE 6 OF 6
SWAMP HALL PROPERTIES, L.P.